EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
ALLERGAN, INC.,
A DELAWARE CORPORATION
     Allergan, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
     1. The Board of Directors of the Corporation has duly adopted a resolution setting forth an amendment to the Corporation’s Restated Certificate of Incorporation in accordance with the provisions of Section 141 of the Delaware General Corporation Law. The resolution setting forth the amendment is as follows:
     RESOLVED that the Restated Certificate of Incorporation of the Corporation is hereby amended by amending and restating the first paragraph of ARTICLE 4 thereof to read in its entirety as follows:
     “The aggregate number of shares which the Corporation shall have the authority to issue is 505,000,000, to be divided into (a) 500,000,000 shares of Common Stock, par value $.01 per share, and (b) 5,000,000 shares of Preferred Stock, par value $.01 per share.”
     2. This Certificate of Amendment of Restated Certificate of Incorporation was duly adopted and approved by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF the undersigned has caused this Certificate of Amendment of Restated Certificate of Incorporation to be duly executed as of the 20th day of September, 2006 and hereby affirms and acknowledges under penalty of perjury that the filing of this Certificate of Amendment of Restated Certificate of Incorporation of Allergan, Inc. is the act and deed of Allergan, Inc.

Allergan, Inc., a Delaware corporation
By:	/s/ Matthew J. Maletta
Matthew J. Maletta
Title:	Vice President, Assistant General Counsel and Assistant Secretary